Exhibit 2.1

______________________________________________________________________________

EQUITY PURCHASE AGREEMENT

BY AND BETWEEN

REDROCK PARTNERS, LLC

as Purchaser

IGNITE RESTAURANT GROUP, INC.

as Seller,

RIMROCK PARTNERS, LLC

and

MAC PARENT LLC

DATED AS OF MARCH 7, 2015

______________________________________________________________________________

Ignite Restaurant Group, Inc.

Equity Purchase Agreement, dated as of March 7, 2015

List of Exhibits and Schedules

Exhibit A Indemnity Escrow Agreement

Exhibit B Transition Services Agreement

Schedule 1.1(ss) Leased Real Property

Schedule 1.1(lll) Subsidiaries

Schedule 2.4(d) Indebtedness

Schedule 3.3 Government Authorizations

Schedule 3.5 Required Consents

Schedule 3.6 Litigation

Schedule 3.7 Permits

Schedule 3.9 Environmental Matters

Schedule 3.10 Real Property

Schedule 3.11 Employee Benefit Plans

Schedule 3.13(a) Company Capitalization Exceptions

Schedule 3.13(b) Group Companies Capitalization

Schedule 3.14 Intellectual Property

Schedule 3.16 Tax Exceptions

Schedule 3.18 Additional Liabilities

Schedule 3.19(a) Material Contracts

Schedule 3.20 Insurance Policies

Schedule 3.21 Supplier Exceptions

Schedule 4.3 Governmental Authorizations (Seller)

Schedule 4.5 Required Consents (Seller)

Schedule 4.6 Litigation (Seller)

Schedule 4.7(a) Blocker Exceptions

Schedule 6.1 Conduct of Business Exceptions

Schedule 8.7 Letters of Credit

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT dated as of March 7, 2015 (this “Agreement”) is entered into by and between Redrock Partners, LLC, an Arizona limited liability company (“Purchaser”), Rimrock Partners LLC, an Arizona limited liability company (“Parent”), Ignite Restaurant Group, Inc., a Delaware corporation (“Seller”), and Mac Parent LLC, a Delaware limited liability company (the “Company”). Purchaser, the Company and Seller are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Group Companies (as defined below) are in the business of operating (and franchising the right to operate) Romano’s Macaroni Grill restaurants in the United States of America and around the world (the “Business”);

WHEREAS, as of the date hereof, Seller owns 100% of the equity interests (the “Blocker Units”) of Mac Management Blocker LLC (“Blocker”);

WHEREAS, as of the date hereof, Blocker owns 83.32% of the equity interests of the Company;

WHEREAS, as of the date hereof, Seller owns the remaining 16.68% of the equity interests of the Company (the “Company Units”, and together with the Blocker Units, the “Purchased Equity Units”);

WHEREAS, Seller desires to sell, transfer, convey, assign and deliver all of the Purchased Equity Interests, and Purchaser desires to purchase, take delivery of, and acquire such Purchased Equity Interests, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, warranties and promises set forth herein, and in order to prescribe the terms and conditions of such purchase and sale, intending to be legally bound, the Parties agree as follows:

1.     Definitions.

1.1.     Definitions. The following terms, as used herein, have the following meanings:

(a)     “2013 Audited Financial Statements” shall have the meaning ascribed to it in Section 3.17 of this Agreement.

(b)     “2014 Unaudited Financial Statements” shall have the meaning ascribed to it in Section 3.17 of this Agreement.

(c)     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person.

(d)     “Agreement” shall have the meaning ascribed to it in Preamble to this Agreement.

(e)     “Balance Sheet Date” shall have the meaning ascribed to it in Section 3.17 of this Agreement.

(f)     “Blocker” shall have the meaning ascribed to it in the Recitals to this Agreement.

(g)     “Blocker Units” shall have the meaning ascribed to it in the Recitals to this Agreement.

(h)     “Business” shall have the meaning ascribed to it in the Recitals to this Agreement.

(i)     “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

(j)     “Cap” shall have the meaning ascribed to it in Section 12.1(c) of this Agreement.

(k)     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), and any Laws promulgated thereunder.

(l)     “Closing” shall have the meaning ascribed to it in Section 2.3 of this Agreement.

(m)     “Closing Date” means the date of the Closing.

(n)     “Company” shall have the meaning ascribed to it in the Preamble to this Agreement.

(o)     “Company Units” shall have the meaning ascribed to it in the Recitals to this Agreement.

(p)     “Code” means the Internal Revenue Code of 1986, as amended.

(q)     “Confidentiality Agreement” means the Confidentiality Agreement dated December 5, 2014, between Seller and Dean Riesen.

(r)     “Contract” means any legally enforceable agreement to which any Group Company is a party to, is a signatory, and is bound.

(s)     “Deductible” shall have the meaning ascribed to it in Section 12.1(b) of this Agreement.

(t)     “De Minimis Claims” shall have the meaning ascribed to it in Section 12.1(a) of this Agreement.

(u)     “Employee Benefit Plan” means any “employee benefit plan” (as defined in ERISA § 3(3)) in which any Employee participates and any other benefit or compensation plan, program, agreement or arrangement maintained, sponsored, or contributed or required to be contributed to by any Group Company or any ERISA Affiliate in connection with the employment of the Employees.

(v)     “Employees” means all employees of the Group Companies.

(w)     “End Date” shall have the meaning ascribed to it in Section 13.1(b) of this Agreement.

(x)     “Environmental Laws” means, whenever in effect, all federal, state, and local Laws and other provisions having the force or effect of Law, all judicial and administrative Orders and determinations, all contractual obligations and all common Law, in each case concerning public health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances or wastes (including CERCLA and analogous state Laws).

(y)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws issued thereunder.

(z)     “ERISA Affiliate” means any Person that, at any relevant time, is or was treated as a single employer with any Group Company or Seller for purposes of Code § 414.

(aa)     “Escrow Agent” means Bank of America, N.A., or such other party mutually acceptable to Purchaser and Seller, or its duly appointed successor as provided in the Indemnity Escrow Agreement.

(bb)     “Financial Statements” shall have the meaning ascribed to it in Section 3.17 of this Agreement.

(cc)     “GAAP” means, at any given time, United States generally accepted accounting principles, consistently applied.

(dd)     “Governmental Authority” means any federal, state, local, municipal, foreign, supranational or other governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, commission, department, official or entity and any court or other tribunal), or any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority, or arbitral body.

(ee)     “Group Companies” means the Company and each of its Subsidiaries.

(ff)     “Hazardous Substances” means any pollutants, contaminants or chemicals, and any industrial, toxic or otherwise hazardous materials, substances or wastes and any other substance with respect to which liability or standards of conduct may be imposed under any Environmental Laws, including petroleum and petroleum related substances, products, by products and wastes, asbestos, urea, formaldehyde and lead based paint.

(gg)     “Improvements” means all buildings, improvements, structures, streets, roads and fixtures located, placed, constructed or installed on or under the Leased Real Property, including all utilities, fire protection, security, surveillance, telecommunications, computer, wiring, cable, heat, exhaust, ventilation, air conditioning, electrical, mechanical, plumbing and refrigeration systems, facilities, lines, installations and conduits.

(hh)     “Indemnified Party” shall have the meaning ascribed to it in Section 12.6(a) of this Agreement.

(ii)     “Indemnifying Party” shall have the meaning ascribed to it in Section 12.6(a) of this Agreement.

(jj)     “Indemnity Escrow Account” means the account established by the Escrow Agent to hold the Indemnity Escrow Amount in accordance with the Indemnity Escrow Agreement.

(kk)     “Indemnity Escrow Agreement” means the Escrow Agreement dated as of the Closing Date among Seller, Purchaser, and the Escrow Agent, which Escrow Agreement shall be in substantially the form of Exhibit A.

(ll)     “Indemnity Escrow Amount” means an amount in cash equal to $240,000.

(mm)     “Intellectual Property Rights” means all of the Group Companies’ intellectual property rights, including: (i) patents, patent applications and patent rights; (ii) trademarks (registered and at common law), trademark registrations and applications, trade names, logos, trade dress, brand names, service marks (registered and at common law), service mark registrations and applications, websites, domain names and other indicia of source and all goodwill associated therewith; (iii) works of authorship, copyrights, copyright registrations and applications for registration, and moral rights; (iv) know-how, trade secrets, customer lists, proprietary information, proprietary processes and formulae, databases and data collections; (v) all source and object code, software, algorithms, architecture, structure, display screens, layouts, inventions, development tools; and (vi) all documentation and media constituting, describing or relating to the above, including manuals, memoranda and records.

(nn)     “Knowledge of the Company” or any other similar knowledge qualification in this Agreement means all facts actually known by the following individuals: John Gilbert and Michael Dixon.

(oo)     “Knowledge of Seller” or any other similar knowledge qualification in this Agreement means all facts actually known by the following individuals: John Gilbert and Michael Dixon.

(pp)     “Law” means any law, statute, regulation, rule, code, constitution, ordinance, treaty, rule of common law, or Order of, administered or enforced by or on behalf of, any Governmental Authority.

(qq)     “LC Issuers” shall have the meaning ascribed to it in Section 8.7 of this Agreement.

(rr)     “Letters of Credit” shall have the meaning ascribed to it in Section 8.7 of this Agreement.

(ss)     “Leased Real Property” means the real property leased by the Group Companies and set forth on Schedule 1.1(ss).

(tt)     “Liability” means, as to any Person, any debt, liability, obligation, cost, expense, of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when asserted.

(uu)     “Lien” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, security interest, encumbrance, restriction, charge, option, or right of first refusal, of any kind or nature, whether choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

(vv)     “Losses” shall have the meaning ascribed to it in Section 12.1 of this Agreement.

(ww)     “Material Adverse Effect” means a material adverse effect on the Business, taken as a whole, excluding any such effect to the extent resulting from or arising in connection with: (i) the pendency or the completion of the Transactions or the public announcement thereof, including any litigation or proceeding resulting therefrom or with respect thereto, and any adverse change in customer, governmental, vendor, employee, supplier or similar relationships resulting therefrom or with respect thereto, including as a result of the identity of Purchaser or any of its Affiliates; (ii) changes or conditions affecting the industry generally in which the Group Companies operate; (iii) changes in national or international business, economic, political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (iv) changes in financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (v) changes in Law or in GAAP or interpretations thereof; (vi) the failure of any one or more of Group Companies to meet or otherwise achieve internal or public projections, forecasts, financial goals, benchmarks or estimates, provided that the exceptions in this subsection (vi) are limited to any such failure in and of itself and shall not prevent or otherwise affect a determination that any change, event, effect or fact underlying such failure has resulted in, or contributed to, a Material Adverse Effect; or (vii) any action taken by Seller or any Group Company as required by this Agreement.

(xx)     “Material Contracts” means the following Contracts (other than the Employee Benefit Plans): (i) all Contracts that individually involve payments to or from any Group Company in excess of $250,000 on an annual basis; (ii) any employment Contract with any Employee (other than a standard employee confidentiality agreement); (iii) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures or other contracts relating to the borrowing of money; and (iv) all Real Property Leases or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $250,000 individually by any Group Company.

(yy)     “Order” means any award, decision, decree, order, directive, injunction, ruling, judgment, or consent of or entered, issued, made or rendered by any Governmental Authority.

(zz)     “Parties” shall have the meaning ascribed to it in the Preamble to this Agreement.

(aaa)     “Permits” means licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like.

(bbb)     “Person” means an individual, corporation, partnership, limited liability company, association, joint venture, trust or other entity or organization, including a Governmental Authority.

(ccc)     “Purchased Equity Interests” shall have the meaning ascribed to it in the Recitals to this Agreement.

(ddd)     “Purchase Price” shall have the meaning ascribed to it in Section 2.2 of this Agreement.

(eee)     “Purchaser” shall have the meaning ascribed to it in the Preamble to this Agreement.

(fff)     “Purchaser Indemnified Parties” shall have the meaning ascribed to it in Section 12.1 of this Agreement.

(ggg)     “Real Property Leases” means the real property leases (including any amendments thereto) for the Leased Real Property.

(hhh)     “Release” has the meaning set forth in CERCLA.

(iii)     “Review Documents” shall have the meaning ascribed to it in Section 4.8 of this Agreement.

(jjj)     “Seller” shall have the meaning ascribed to it in the Preamble to this Agreement.

(kkk)     “Seller Indemnified Parties” shall have the meaning ascribed to it in Section 12.4 of this Agreement.

(lll)     “Subsidiary or Subsidiaries” means all of the direct or indirect subsidiaries of the Company set forth on Schedule 1.1(lll).

(mmm)      “Tax” means: (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign); or (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

(nnn)     “Taxing Authority” shall have the meaning ascribed to it in Section 1.1(mmm) of this Agreement.

(ooo)     “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Authority with respect to Taxes, including amendments, supplements, renewal or extension thereof or thereto.

(ppp)     “Third-Party Claims” shall have the meaning ascribed to it in Section 12.6(a) of this Agreement.

(qqq)     “Transactions” means the transactions contemplated by this Agreement.

(rrr)     “Transition Services Agreement” means the Transition Services Agreement dated as of the Closing Date, by and between Purchaser and Seller, which Transition Services Agreement shall be in substantially the form of Exhibit B.

2.     Purchase and Sale.

2.1.     Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller agrees to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller all of the Purchased Equity Interests.

2.2.     Purchase Price. In consideration for the sale, transfer and delivery of the Purchased Equity Interests, at the Closing, Purchaser shall deliver to Seller Eight Million Dollars ($8,000,000) (the “Purchase Price”) by wire transfer of immediately available federal funds to a bank account (or accounts) as shall be designated in writing no later than one (1) day prior to the Closing Date by Seller to Purchaser.

2.3.     Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Equity Interests shall take place at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia, on April 10, 2015, or at such other time or place as Purchaser and Seller may agree.

2.4.     Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Purchaser (unless delivered previously) the following:

(a)     an assignment document or other evidence of transfer of the Purchased Equity Interests to Purchaser;

(b)     a duly executed Indemnity Escrow Agreement;

(c)     a duly executed Transition Services Agreement; and

(d)     evidence demonstrating the cancellation of the indebtedness set forth on Schedule 2.4(d).

2.5.     Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller (unless previously delivered) the following:

(a)     the Purchase Price;

(b)     confirmation, in form and substance satisfactory to Seller, that the Indemnity Escrow Amount has been delivered to the Escrow Agent; and

(c)     duly executed Indemnity Escrow Agreement; and

(d)     a duly executed Transition Services Agreement.

3.     Representations and Warranties of the Company. Subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

3.1.     Organization. Each Group Company is a limited liability company validly existing under the Laws of the state of its organization and has the limited liability company power and authority to own, lease and operate the assets owned by such Group Company and to carry on the Business now being conducted by such Group Company.

3.2.     Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions are within the Company’s limited liability company powers and have been duly authorized by all necessary actions on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company that is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.3.     Governmental Authorization. Except as disclosed on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions by the Company requires no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing as to which the failure to make or obtain would not have a Material Adverse Effect.

3.4.     Noncontravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not: (a) violate the Company’s certificate of formation or operating agreement; (b) assuming compliance with the matters referred to in Schedule 3.3, materially violate any applicable Law; or (c) except as to matters which would not reasonably be expected to have a Material Adverse Effect, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Business to which any Group Company is entitled under, any provision of any agreement or other instrument binding upon such Group Company.

3.5.     Required Consents. Except as otherwise set forth on Schedule 3.5, there is no agreement or other instrument binding upon the Company requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing Date.

3.6.     Litigation. Except as disclosed on Schedule 3.6, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Company, threatened against or affecting, the Group Companies before any Governmental Authority which is reasonably likely to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

3.7.     Permits. To the Knowledge of the Company, Schedule 3.7 sets forth a list of all Permits required to conduct and operate the Business in a manner consistent with the current practices of the Group Companies. Except as set forth on Schedule 3.7, to the Knowledge of the Company: (a) each Group Company is in material compliance with the terms and requirements of each such Permit; and (b) no written notice of violation of any Permit has been received by the Company from any Governmental Authority and no proceeding is pending seeking to revoke or limit any such Permit.

3.8.     Compliance with Laws and Court Orders. To the Knowledge of the Company, no Group Company is in violation of any Law applicable to the conduct of the Business, except for violations which would not reasonably be expected to have a Material Adverse Effect.

3.9.     Environmental Matters. Except as set forth on Schedule 3.9, the Company has not received written notice from any Governmental Authority or third party of any violation of or failure to comply with any Environmental Laws related to the Business which to the Knowledge of the Company remains uncorrected, or of any obligation to undertake or bear the cost of any remediation with respect to the Business which to the Knowledge of the Company remains unperformed.

3.10.     Real Property. Schedule 3.10 sets forth the street address of all Leased Real Property. Except as set forth on Schedule 3.10: (a) there are no subleases, licenses, concessions, or other agreements, written or oral, granting to any Person (other than a Group Company) the right of use or occupancy of any portion of the Leased Real Property; (b) to the Knowledge of the Company, there are no outstanding material defaults by the Group Companies under the Real Property Leases and the Group Companies are current with respect to all payment obligations thereunder; (c) to the Knowledge of the Company, the Real Property Leases are, as of the date hereof, in full force and effect in accordance with their terms; and (d) there are no condemnation or eminent domain proceedings pending or, to the Knowledge of the Company, threatened with respect to all or any part of the Leased Real Property.

3.11.     Employee Benefit Plans. Schedule 3.11 sets forth a complete and accurate list of the Employee Benefit Plans. The Company has provided to, or made available to, Purchaser true and correct copies of each Employee Benefit Plan (including all material plan documents and amendments thereto). Except as set forth on Schedule 3.11, to the Knowledge of the Company, each Employee Benefit Plan has been established, maintained, funded and administered, with respect to the Employees in material compliance with its terms and all applicable requirements of ERISA, the Code, and other applicable Laws. Except as set forth on Schedule 3.11, to the Knowledge of the Company, each Employee Benefit Plan which is intended to be qualified within the meaning of Code § 401(a) is so qualified and has received a favorable determination letter from the Internal Revenue Service upon which it may rely, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and to the Knowledge of the Company nothing has occurred that is reasonably likely to adversely affect the qualified status of such Employee Benefit Plan. No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and no Group Company or any ERISA Affiliate contributes to or has any liability with respect to any such plan.

3.12.     Personnel Matters. The Company has delivered to Purchaser an accurate and complete list, as of March 2, 2015, of the names, job classifications, dates of hire, base compensation, and any supplemental or bonus compensation (including any retention bonus arrangements) for all Employees. The Group Companies are not and have not been signatories to a collective bargaining agreement with any trade union, labor organization or group.

3.13.     Capitalization of Group Companies.

(a)     The issued and outstanding equity interests of the Company consist of membership interests all of which are owned by Seller and Blocker as of the date hereof and all of which will be owned by Seller and Blocker as of immediately prior to the Closing. All of the issued and outstanding membership interests of the Company are duly authorized and validly issued. Except as set forth in Schedule 3.13(a), there are no outstanding (i) equity securities of the Company (other than the Company Units and the membership interests owned by Blocker), (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, or (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company.

(b)     Except as set forth in Schedule 3.13(b), no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. Except as set forth in Schedule 3.13(b), all outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) are duly authorized, validly issued, fully-paid and non-assessable and are owned, beneficially and of record, by another Group Company. Except as set forth in Schedule 3.13(b), there are no outstanding (i) equity securities of any Subsidiary of the Company (other than such equity securities owned by another Group Company), (ii) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or (iii) options, warrants or other rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company.

3.14.     Intellectual Property Rights. Schedule 3.14 sets forth an accurate and complete list of all registered Intellectual Property Rights. Except as set forth on Schedule 3.14, to the Knowledge of the Company, there exist no outstanding challenges to the ownership and use by the Group Companies of the Intellectual Property Rights. Except as set forth on Schedule 3.14, none of the Intellectual Property Rights have been licensed by the Group Companies to any other Person.

3.15.     Certain Fees. Except for the fees and expenses of North Point Advisors, the Group Companies have not incurred any liability for any investment banking fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Transactions.

3.16.     Tax Returns; Taxes. Except as otherwise disclosed in Schedule 3.16:

(a)     all material Tax Returns of the Group Companies required to have been filed with any Governmental Authority in accordance with any applicable Law have been duly filed and are correct and complete in all material respects;

(b)     all material Taxes shown as due and owing by the Group Companies on the foregoing Tax Returns have been paid in full;

(c)     there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Group Companies were or are due to be filed;

(d)     all deficiencies asserted as a result of any examination of any Tax Returns of the Group Companies have been paid in full, accrued on the books of the Group Companies or finally settled;

(e)     no material claims have been asserted in writing and no proposals or deficiencies for any material Taxes of the Group Companies are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Group Companies is currently underway, pending or, to the Knowledge of the Company, threatened;

(f)     the Group Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;

(g)     there are no outstanding waivers or agreements by or on behalf of the Group Companies for the extension of time for the assessment of any material Taxes or any deficiency thereof;

(h)     there are no material Liens for Taxes against any asset of the Group Companies (other than Liens for Taxes which are not yet due and payable);

(i)     the Group Companies are not a party to any Tax allocation or sharing agreement under which any of the Group Companies will have any liability after the Closing (excluding commercial agreements the primary subject of which is not Taxes); and

(j)     none of the Group Companies have been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company).

3.17.     Financial Statements. The Company has delivered or made available to Purchaser the following financial statements (collectively the “Financial Statements”): (a) audited Consolidated Statements of Operations and Statements of Changes in Stockholders’ Equity (Deficit) as of and for the fiscal year ended December 31, 2013 for Seller (the “2013 Audited Financial Statements”), and (b) an unaudited consolidated balance sheet as of December 29, 2014 (the “Balance Sheet Date”) and the related unaudited statement of income for 2014 for the Group Companies (the “2014 Unaudited Financial Statements”). The 2013 Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), present fairly, in all material respects, the financial condition of the Seller as of such dates and the results of operations and cash flows of the Seller for such periods, and are consistent, in all material respects, with the books and records of the Seller (which books and records are correct and complete in all material respects). The 2014 Unaudited Financial Statements have been prepared in conformity with GAAP and present fairly in all material respects the financial condition and results of operations of the Group Companies as of the times and for the periods referred to therein in accordance with GAAP, subject to the absence of footnote disclosure and to normal, recurring end-of-period adjustments.

3.18.     Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.18, the Group Companies do not have any Liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities that have arisen after the Balance Sheet Date in the ordinary course of business or otherwise in accordance with the terms and conditions of this Agreement; and (b) Liabilities shown on the Group Companies’ unaudited consolidated balance sheet as of the Balance Sheet Date.

3.19.     Material Contracts.

(a)     Schedule 3.19(a) sets forth a true, correct and complete list of the Material Contracts.

(b)     The Material Contracts (except those that are cancelled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company and, to the Knowledge of the Company, the other party thereto, assuming the due authorization, execution and delivery by such other party, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. To the Knowledge of the Company, there does not exist under any Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of the Group Company party thereto.

3.20.     Insurance Policies. Schedule 3.20 contains a true, correct and complete list of all insurance policies carried by or for the benefit of the Group Companies. All insurance policies and bonds with respect to the Business and assets of the Group Companies are in full force and effect in all material respects and shall be maintained by the Group Companies in full force and effect in all material respects as they apply to any matter, action or event relating to the Group Companies occurring through the Closing Date.

3.21.     Suppliers. Except as set forth on Schedule 3.21, the Group Companies are current with respect to all material payment obligations to their suppliers.

4.     Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

4.1.     Organization and Authorization. Seller is a corporation validly existing under the Laws of the state of Delaware. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions are within Seller’s corporate powers and have been duly authorized by all necessary actions on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller that is enforceable in accordance with its terms.

4.2.     Title to Purchased Equity Interests. Seller owns of record and beneficially the Purchased Equity Interests and has good and marketable title to such Purchased Equity Interests free and clear of all Liens (other than Liens to be released at Closing).

4.3.     Governmental Authorization. Except as disclosed on Schedule 4.3, the execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions by Seller requires no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing as to which the failure to make or obtain would not have a Material Adverse Effect.

4.4.     Noncontravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions do not and will not: (a) violate Seller’s certificate of incorporation or by-laws; or (b) assuming compliance with the matters referred to in Schedule 4.3, materially violate any applicable Law.

4.5.     Required Consents. Except as otherwise set forth on Schedule 4.5, there is no agreement or other instrument binding upon Seller requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing Date.

4.6.     Litigation. Except as disclosed on Schedule 4.6, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Seller, threatened against or affecting, Seller before any Governmental Authority which is reasonably likely to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

4.7.     Blocker. Except as set forth on Schedule 4.7(a):

(a)     As of the date hereof: (i) Blocker is the record and beneficial owner of 83.32% of the membership interests of the Company; (ii) the issued and outstanding equity interests of Blocker consist of membership interests all of which are owned by Seller as of the date hereof and all of which will be owned by Seller as of immediately prior to the Closing; (iii) Blocker was formed solely for the purpose of holding equity interests in the Company and activities incidental thereto; (iv) except for its ownership of equity interests in the Company and activities incidental thereto, Blocker has not conducted any business or operations; (v) Blocker does not have any employees or employee benefit plans; (vi) to the Knowledge of Seller, Blocker does not have any Liabilities (whether absolute or contingent, liquidated or unliquidated, known or unknown), other than Liabilities related to its ownership of equity interests in the Company and activities incidental thereto; and

(b)     Blocker has filed in a timely manner all Tax Returns required to have been filed by it, and has paid (or Seller has paid on its behalf) in full all Taxes due and payable. All such tax Returns are accurate and correct in all material respects. There are not now any extensions of time in effect with respect to the dates on which any Tax Returns of Blocker were or are due to be filed. No material claims have been asserted in writing and no proposals or deficiencies for any material Taxes of Blocker are being asserted, proposed or, to the Knowledge of Seller, threatened, and no audit or investigation of any Tax Return of Blocker is currently underway, pending or, to the Knowledge of the Company, threatened

4.8.     No Other Representations and Warranties. Except for the specific representations and warranties contained in Section 3 and this Section 4, no Seller, Group Company or any other Person makes any express or implied representation or warranty, including with respect to Seller and the Group Companies, or the Transactions, and Seller and the Group Companies disclaim any other representations or warranties, whether made by Seller, the Group Companies, any of their Affiliates or any of their respective officers, directors, managers, employees, agents or other representatives. Any documents, title information, assessments, surveys, plans, specifications, reports and studies, or other information made available to Purchaser by or on behalf of Seller or the Group Companies (collectively, “Review Documents”) are provided as information only. Purchaser shall not rely upon any Review Document(s) in lieu of conducting its own due diligence. Except for the specific representations and warranties contained in Section 3 and this Section 4, Seller has not made, does not make, and has not authorized anyone else to make, any representation as to: (a) the accuracy, reliability or completeness of any of the Review Documents; (b) the condition of any building(s), structures or other Improvements owned or leased by the Group Companies; (c) the operating condition of the properties or assets of the Group Companies; (d) the environmental conditions of the Leased Real Property, INCLUDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES; (e) the enforceability of, or Purchaser’s ability to obtain the benefits of, any agreement of record affecting the Business; (f) the transferability or assignability of any Contract or Permit; or (g) any other matter or thing affecting or relating to the Business.

4.9.     Compliance with Laws and Court Orders. To the Knowledge of the Seller, the Seller is not in violation of any Law applicable to the conduct of the Business, except for violations which would not reasonably be expected to have a Material Adverse Effect.

4.10.     Certain Fees. Except for the fees and expenses of North Point Advisors, the Seller has not incurred any liability for any investment banking fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Transactions.

4.11.     DISCLAIMER. SELLER and the company hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to purchaser or its Affiliates or REPRESENTATIVES (including any opinion, information, projection, or advice that may have been or may be provided to purchaseR or parent by any director, officer, manager, employee, agent, consultant, or representative of Seller, THE GROUP COMPANIES or any of their Affiliates). Seller and the company make no representations or warranties to purchaser or parent regarding the probable success, profitability or value of the business.

5.     Representations and Warranties of Purchaser and Parent. Purchaser and Parent represent and warrant to Seller as follows:

5.1.     Organization. Each of Parent and Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Arizona and has all limited liability company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

5.2.     Corporate Authorization. The execution, delivery and performance by Purchaser and Parent of this Agreement and the consummation of the Transactions are within the limited liability company powers of Purchaser and Parent and have been duly authorized by all necessary actions on the part of Purchaser and Parent. This Agreement constitutes a valid and binding agreement of Purchaser and Parent that is enforceable in accordance with its terms.

5.3.     Governmental Authorization. The execution, delivery and performance by Purchaser and Parent of this Agreement and the consummation of the Transactions by Purchaser and Parent require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing as to which the failure to make or obtain would not have a material adverse effect on Purchaser or its ability to close the Transactions.

5.4.     Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will: (a) conflict with or result in any breach of any provision of the organizational documents of Purchaser or Parent; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Purchaser or Parent is a party or by which Purchaser, Parent or any of their assets may be bound; or (d) violate any Law applicable to Purchaser or Parent, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which would not adversely affect the ability of Purchaser or Parent to consummate the Transactions, or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Seller.

5.5.     Financing. Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price, the Indemnity Escrow Amount, and any other amounts to be paid by it hereunder.

5.6.     Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of Purchaser and Parent, threatened against or affecting Purchaser or Parent before any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

5.7.     Certain Fees. Neither Purchaser nor Parent has employed any broker, finder, investment banker, or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Transactions.

5.8.     Inspections; No Other Representations. Each of Parent and Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of properties and assets such as the Group Companies’ assets and liabilities such as the Group Companies’ Liabilities. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Purchaser acknowledges that Seller, Blocker, and the Group Companies have given Purchaser reasonable and open access to the key employees, documents and facilities relating to the Business. Purchaser acknowledges and agrees that the Purchased Equity Interests are being sold on an “as is, where is” basis and Purchaser agrees to accept the Purchased Equity Interests in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, Blocker, or the Group Companies, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Purchaser and Parent acknowledge that Seller, Blocker and the Group Companies make no representation or warranty with respect to: (a) any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future prospects or operations of the Business; or (b) any other information or documents made available to Purchaser, Parent or their counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement.

5.9.     Purchase for Investment. Purchaser is purchasing the Purchased Equity Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Equity Interests and is capable of bearing the economic risks of such investment. Parent and Purchaser acknowledge that the Purchased Equity Interests have not been registered under any federal, state or foreign securities Laws and that the Purchased Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any federal, state or foreign securities Laws or is effected pursuant to an exemption from registration under any federal, state or foreign securities Laws.

6.     Covenants of the Company. The Company agrees that:

6.1.     Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement pursuant to Section 13.1 or the Closing Date, except (i) as disclosed on Schedule 6.1, or (ii) as may be required or contemplated by this Agreement, the Company will not (except in the ordinary course of business consistent with past practice):

(a)     acquire a material amount of assets from any other Person;

(b)     sell, lease, license or otherwise dispose of any assets of the Group Companies;

(c)     agree or commit to do any of the foregoing; or

(d)     take any action that would reasonably be expected to cause the failure of any condition contained in Section 10.2.

6.2.     Access to Information. From the date hereof until the earlier of the termination of this Agreement pursuant to Section 13.1 or the Closing Date, the Company shall reasonably afford, and shall cause its officers, Employees, attorneys and other agents to reasonably afford, to Purchaser and its counsel, accountants and other representatives, access (at reasonable times during normal business hours) to officers and other Employees of the Company for the purposes of evaluating the Business and all properties, books, accounts, records and documents of, or relating to, the Business, subject to the terms of the Confidentiality Agreement (the terms of which shall be binding on Purchaser and Parent). All access to the officers, Employees, properties, books, accounts, records and/or documents of the Business shall be arranged on behalf of the Company by representatives of North Point Advisors.

6.3.     Notices of Certain Events. The Company shall promptly notify Purchaser of:

(a)     any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions;

(b)     any material written communication from any Governmental Authority in connection with or relating to the Transactions; and

(c)     the commencement of any actions, suits, investigations or proceedings relating to Seller or the Group Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.6 and 4.6.

6.4.     Updated Personnel List. Within five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser an accurate and complete list, as of the date of the delivery of such list, of the names, job classifications, dates of hire, base compensation, and any supplemental or bonus compensation (including any retention bonus arrangements) for all Employees.

7.     Covenants of Parent and Purchaser. Parent and Purchaser each agree that:

7.1.     Confidentiality. Prior to the Closing Date and after any termination of this Agreement, the Confidentiality Agreement shall remain in full force and effect and shall be binding upon the Purchaser and Parent.

7.2.     Access. On and after the Closing Date, upon reasonable advance notice, Purchaser will afford promptly to Seller and its counsel, advisors and other agents reasonable access during normal business hours to Purchaser’s and the Group Companies’ properties, books, records, employees, auditors and counsel to the extent necessary for financial reporting and accounting matters, employee benefits matters, the preparation and filing of any Tax Returns, reports or forms, the defense of any Tax audit, claim or assessment, to permit Seller to determine any matter relating to its rights and obligations hereunder; provided, however, that any such access by Seller shall not unreasonably interfere with the conduct of the business of Purchaser. Seller will hold, and will use their commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning Purchaser or the Business provided to them pursuant to this Section 7.2.

7.3.     Indemnification; Directors’ and Officers’ Insurance.

(a)     Parent and Purchaser agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, Employees and agents of Blocker or any Group Company, as provided in the organizational documents of such company or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect and that Blocker and the Group Companies will perform and discharge their obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Purchaser shall cause the applicable Group Company or Blocker to advance expenses in connection with such indemnification as provided in the applicable organizational documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions set forth in Blocker or any Group Company’s organizational documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, Employees or agents of Blocker or any Group Company, unless such modification is required by applicable Law.

(b)     Parent and Purchaser shall cause Blocker and the Company to purchase and maintain in effect beginning on the Closing and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any directors’ and officers’ liability insurance policies of Blocker or any Group Company as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage provided under the current directors’ and officers’ liability insurance policies of such Group Company or Blocker, as applicable; provided that Blocker and the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

7.4.     Public Announcements. Neither Parent nor Purchaser shall make any public announcements or statements concerning the Transactions without the prior written consent of Seller.

8.     Covenants of Purchaser, the Company, and Seller. Purchaser, the Company and Seller agree that:

8.1.     Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Purchaser, Seller and the Company will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Transactions contemplated by this Agreement. Seller, the Company and Purchaser agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to vest in Purchaser good title to the Purchased Equity Interests.

8.2.     Certain Filings. Seller, the Company and Purchaser shall cooperate with one another in good faith: (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained in connection with the consummation of the Transactions; and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

8.3.     Notices. If at any time prior to Closing (a) either Purchaser or Parent becomes aware of any material breach by Seller or the Company of any representation, warranty, covenant or agreement contained herein and such breach is capable of being cured by Seller or the Company, or (b) Seller becomes aware of any breach by Purchaser of any representation, warranty, covenant or agreement contained herein and such breach is capable of being cured by Purchaser, the Party becoming aware of such breach shall promptly notify the other Party, in accordance with Section 14.1, in writing of such breach. Upon such notice of breach, the breaching Party shall have until the earlier of (y) ten (10) days after receiving such notice, and (z) the End Date, to cure such breach prior to the exercise of any remedies in connection therewith.

8.4.     Disclosure Schedules. From the date hereof until the Closing, the Company and Seller shall have the right to modify, amend and/or supplement the schedules attached hereto to reflect (a) any information that was not within the Knowledge of the Company as of the date hereof and/or (b) any event or occurrence that first occurs after the date hereof, but prior to the Closing, by delivering any such modifications, amendments and/or supplements to Purchaser in writing. For purposes of determining whether the conditions to Closing in Section 10 are satisfied, the schedules shall only be deemed to include the information contained therein on the date hereof. For purposes of determining whether the Purchaser Indemnified Parties are entitled to any claim for indemnification under Section 12.1 after the Closing for a breach of, or any misrepresentation with respect to, any representation or warranty under this Agreement, the schedules shall be deemed to include the information contained therein on the date hereof and such other information as may be set forth in any modification, amendment and/or supplement to the schedules delivered by Seller to Purchaser pursuant to this Section 8.4. If any of the Purchaser Indemnified Parties have actual knowledge as of the date hereof of a breach of, or any misrepresentation with respect to, any representation or warranty under this Agreement, then (i) none of the Purchaser Indemnified Parties shall have any rights under this Agreement by reason of such breach or misrepresentation and (ii) any such representation or warranty by Seller or the Company shall be deemed amended to the extent necessary to render it consistent with such knowledge of the Purchaser Indemnified Parties.

8.5.     Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Company for a period of seven (7) years from the Closing Date, in the case of Purchaser, and a period of one (1) year from the Closing Date, in the case of Seller, and shall make such records available to the other party as may be reasonably required by such other party in connection with, among other things, any insurance claims by, actions or tax audits against or governmental investigations of Seller or Purchaser or any of their respective Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

8.6.     Employee Benefits Matters.

(a)     During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Purchaser shall provide each Employee that continues to be employed by a Group Company or is employed by Purchaser or any Affiliate of any of the foregoing with at least the same total compensation and benefits as provided to such Employee immediately prior to the Closing Date.

(b)     Following the Closing Date: (i) Purchaser shall ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Employee that continues to be employed by a Group Company or is employed by Purchaser or any Affiliate of any of the foregoing or their dependents or beneficiaries under any welfare benefit plans in which such Employees may be eligible to participate; and (ii) Purchaser shall provide or cause to be provided that any costs or expenses incurred by such Employees (and their dependents or beneficiaries) up to and including the Closing Date shall be taken into account for purposes of satisfying applicable deducible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

(c)     With respect to each employee benefit plan, policy and practice, including severance, vacation and paid time off plans, policies and practices, sponsored or maintained by Purchaser or its Affiliates, Purchaser shall grant, or cause to be granted, to all Employees that continue to be employed by a Group Company or are employed by Purchaser or any Affiliate of any of the foregoing from and after the Closing Date credit for all service with the Group Companies and their predecessors prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance).

8.7.     Letters of Credit. The Seller has obtained the letters of credit described on Schedule 8.7 from the issuers (the “LC Issuers”) for the purpose of collateralizing certain insurance obligations and lease obligations of the Group Companies (the “Letters of Credit”). The Purchaser shall provide a replacement letter of credit to the beneficiary of each such Letter of Credit and cause each such beneficiary to deliver the original of each applicable Letter of Credit to the applicable LC Issuer for cancellation on or prior to the Closing.

9.     Tax Matters.

9.1.     All Tax Returns of Blocker and the Company for any tax period ending on or prior to the Closing Date shall be prepared by the Company in a manner consistent with Blocker and the Company’s past practice. Purchaser will, and will cause Blocker and the Company and its Subsidiaries to, execute such documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for Purchaser, the Company and their Subsidiaries to file the Tax Returns described in the preceding sentence.

9.2.     All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the parties hereto by any Governmental Authority in connection with the transactions contemplated by this Agreement shall be borne by Purchaser.

10.     Closing Conditions.

10.1.     Conditions to Obligations of Purchaser and Seller. The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)     All terminations or expirations of waiting periods imposed (and any extension thereof) by any Governmental Authority necessary for consummation of the Transactions contemplated under this Agreement, if any, shall have occurred; and

(b)     No injunction, stay or similar Order issued by any Governmental Authority shall be in effect that restrains, enjoins, stays or prohibits the consummation of the Transactions.

10.2.     Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

(a)     Seller shall have performed in all material respects all of its obligations hereunder required to be performed by Seller on or prior to the Closing Date; and

(b)     the representations and warranties of the Company and Seller set forth in Section 3 and Section 4 of this Agreement, respectively, shall be true and correct at and as of the Closing Date, as if made at and as of such date (or to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date), with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect; and

(c)     Seller and the Escrow Agent shall have executed the Indemnity Escrow Agreement.

10.3.     Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) of the following further conditions:

(a)     Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;

(b)     the representations and warranties of Purchaser and Parent contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (or to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all material respects as of such earlier date);

(c)     Purchaser and the Escrow Agent shall have executed the Indemnity Escrow Agreement; and

(d)     Seller shall have received all documents they may reasonably request relating to the existence of Purchaser and the authority of Purchaser for this Agreement, all in form and substance reasonably satisfactory to Seller.

11.     Parent Guaranty. Parent hereby irrevocably, absolutely and unconditionally guarantees the full and prompt payment and performance by Purchaser of the amounts and obligations set forth herein. The obligation and liability of Parent is primary, absolute and unconditional and shall be enforceable by Seller. This guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

12.     Indemnification.

12.1.     Indemnification by Seller. Seller shall indemnify Purchaser and any of its Affiliates, officers, directors, employees or agents (collectively, the “Purchaser Indemnified Parties”) against and hold them harmless from any and all losses or damages that are actually and directly incurred, suffered or sustained, including the costs and expenses (including reasonable legal fees) (“Losses”) by any such Purchaser Indemnified Party to the extent arising from any breach of, or any misrepresentation with respect to, any representation or warranty of the Company contained in Section 3 of this Agreement or any representation or warranty of Seller contained in Section 4 of this Agreement or any breach of any covenant contained in this Agreement requiring performance by Seller. Notwithstanding anything herein to the contrary, the indemnification provided for in this Section 12.1 shall be limited as follows (provided, however, that the limitations set forth in Sections 12.1(a) – (c) shall not apply to Losses related to or arising from any actual fraud or intentional misrepresentation by Seller or the Company):

(a)     the Purchaser Indemnified Parties shall not be entitled to recover under this Section 12.1 if the total amount which the Purchaser Indemnified Parties would otherwise recover under this Section 12.1 (but for this Section 12.1(a)) for any individual claim or series of related claims arising from the same event or circumstance does not exceed an amount equal to $50,000 (a “De Minimis Claim”) (it being understood and agreed that De Minimis Claims shall not be counted toward satisfaction of the Deductible);

(b)     the Purchaser Indemnified Parties shall not be entitled to recover under this Section 12.1 until the total amount which the Purchaser Indemnified Parties would otherwise recover under this Section 12.1 (but for this Section 12.1(b) and without giving effect to any De Minimis Claims) exceeds on a cumulative basis an amount equal to $100,000 (the “Deductible”), and then only to the extent of any such excess; and

(c)     the aggregate liability of Seller under this Section 12.1 shall in no event exceed the Indemnity Escrow Amount (the “Cap”).

Parent and Purchaser agree that in the event of any breach giving rise to an indemnification obligation under this Section 12.1, Parent and Purchaser shall take and cause their Affiliates to take, or cooperate with Seller, if so requested by Seller, in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability) and Seller shall not be liable for any Loss to the extent that it is attributable to Purchaser’s or Parent’s failure to mitigate.

12.2.     Exclusive Remedy. Except in the event of actual fraud or intentional misrepresentation by Seller or the Company, each of Purchaser and Parent acknowledges and agrees that, from and after the Closing, Purchaser’s, the other Purchaser Indemnified Parties’, and Parent’s sole and exclusive remedy against Seller and any Affiliate of Seller with respect to any and all claims relating (directly or indirectly) to Seller, the subject matter of this Agreement or the transactions contemplated by this Agreement, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Section 12. In furtherance of the foregoing, Purchaser and Parent (on behalf of themselves and each of the other Purchaser Indemnified Parties) hereby waive, from and after the Closing, to the fullest extent permitted under applicable Law, and agree to indemnify Seller from and against any and all rights, claims and causes of action they or any of the other Purchaser Indemnified Parties may have against Seller relating (directly or indirectly) to Seller, the subject matter of this Agreement or the transactions contemplated by this Agreement arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise. The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Purchaser’s and the other Purchaser Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated by this Agreement (including Section 12.1 and this Section 12.2) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

12.3.     Claims Exclusively Satisfied from Indemnity Escrow Account. Except in the event of actual fraud or intentional misrepresentation by Seller or the Company, each claim against Seller shall be satisfied exclusively from the funds in the Indemnity Escrow Account and no claims pursuant to this Section 12 may be made directly against Seller. Pursuant to the terms of the Escrow Agreement, upon the termination of indemnification set forth in Section 12.5, any remaining amounts in the Indemnity Escrow Account shall be paid to Seller.

12.4.     Indemnification by Purchaser and Parent. Purchaser and Parent shall indemnify Seller and its Affiliates, officers, directors, managers, employees and agents (collectively, the “Seller Indemnified Parties”) against and hold them harmless from any Losses suffered or incurred by the Seller Indemnified Party to the extent arising from any breach of (a) any representation or warranty of Parent or Purchaser contained in this Agreement or (b) any breach of any covenant contained in this Agreement requiring performance by Parent or Purchaser.

12.5.     Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty or covenant expires pursuant to Section 12.8; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party. In order to determine the validity and/or the amount of any such claim, Purchaser shall provide Seller and its representatives full access, upon the reasonable request of Seller, to (a) all books, records and other documents (including work papers, memoranda, financial statements, Tax Returns, Tax schedules and work papers, Tax rulings, and other determinations, etc.) relating to or containing information relevant to such claim and (b) Purchaser’s and the Company’s employees, accountants and other professional advisors. Purchaser and the other Purchaser Indemnified Parties shall have no right to assert any claim pursuant to this Section 12 with respect to any Loss, cause of action or other claim to the extent it (i) is primarily a possible or potential Loss, cause of action or claim that Purchaser or the other Purchaser Indemnified Parties believe may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record against Purchaser, one of its Affiliates or the other Purchaser Indemnified Parties or paid or incurred by Purchaser, one of its Affiliates or the other Purchaser Indemnified Parties, or (ii) is a Loss, cause of action or claim with respect to which Purchaser, any of its Affiliates or the other Purchaser Indemnified Parties has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable.

12.6.     Procedures Relating to Indemnification.

(a)     In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person (other than a party to this Agreement) against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt, but in no event later than ten (10) Business Days after receipt, by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b)     If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, Seller shall continue to be entitled to assert any limitation on any claims contained in this Section 12. Should an Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. If Seller is the Indemnifying Party, the reasonable expenses of Seller incurred in defending a Third-Party Claim (or any participation in a Third-Party Claim that could result in Losses to Seller) shall be reimbursed, when and as incurred, from the funds in the Indemnity Escrow Account. If the Indemnifying Party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not Seller shall have assumed the defense of a Third-Party Claim, no Purchaser Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the prior written consent of Seller.

(c)     If the Indemnifying Party does not choose to defend any Third-Party Claim, then the Indemnified Party shall defend itself against the applicable Third-Party Claim, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party, in all appropriate proceedings and in good faith, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 12.6(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, if at any time the Indemnifying Party acknowledges in writing that such Third-Party Claim is indemnifiable under this Section 12 the Indemnifying Party shall be entitled to assume the defense of such Third-Party Claim in accordance with Section 12.6(b).

12.7.     Losses Net of Tax Benefits, Insurance and Third Party Recovery, and Other Limitations. The amount of any and all Losses under this Section 12 shall be determined net of (a) any Tax benefits realized by any party seeking indemnification hereunder arising from the deductibility of any such Losses, (b) any amounts recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses and (c) any indemnification, contribution, offset or reimbursement payments actually received from third parties with respect to such Losses. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Purchaser shall have no right to assert any claims under this Section 12 with respect to any Losses that would have been covered by insurance had Purchaser maintained the same insurance coverage following the Closing that was in effect for the assets of the Group Companies immediately prior to the Closing. Except to the extent actually paid to an unrelated third-party, in no event shall Parent or Purchaser be entitled to recover or make a claim against Seller or any of its Affiliates, shareholders, directors, officers, managers, employees or agents, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, for any amounts in respect of consequential, special, incidental or indirect damages, lost profits, diminution in value or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes. Seller shall have no liability for any Loss that would not have arisen but for any change in the accounting policies, practices or procedures adopted by Purchaser and/or its Affiliates or for any other act or omission by Purchaser and/or its Affiliates after the Closing Date. Notwithstanding anything in this Agreement to the contrary, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, subsidiary, Affiliate, controlling party, entity under common control, ownership or management, vendor, service provider, agent, attorney or representative of the Company, Seller or any of Seller’s Affiliates shall have any liability for: (y) any obligations or liabilities of the Company, Seller or any of Seller’s Affiliates relating to or arising from this Agreement or (ii) any claim against the Company, Seller or any of Seller’s Affiliates based on, in respect of, or by reason of, the Transactions.

12.8.     Survival. The representations and warranties of the Company set forth in Section 3 of this Agreement, the representations and warranties of Seller set forth in Section 4 of this Agreement, and the representations and warranties of Parent and Purchaser set forth in Section 5 of this Agreement shall survive the Closing solely for purposes of Section 12.1 and Section 12.4, respectively and shall terminate on the close of business on the date that is twelve (12) months after the Closing Date. The covenants of Seller, the Company, Parent and Purchaser contained in this Agreement which are to be performed prior to the Closing shall terminate at, and not survive, the Closing. The covenants of Seller, Parent and Purchaser contained in this Agreement which are to be performed at or after the Closing shall each terminate at the end of the statute of limitations applicable to such covenant.

13.     Termination.

13.1.     Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by mutual written agreement of Seller and Purchaser;

(b)     by Seller or Purchaser, if the Closing shall not have been consummated on or before May 29, 2015 (the “End Date”), unless the Party seeking termination is in breach of its obligations hereunder;

(c)     by Seller or Purchaser, if any condition set forth in Section 10.1 is not satisfied, and such condition is incapable of being satisfied by the End Date, unless the Party seeking termination is in breach of its obligations hereunder;

(d)     by Purchaser, if any condition set forth in Section 10.2 has not been satisfied, and such condition is incapable of being satisfied by the End Date, unless Purchaser is in breach of its obligations hereunder; or

(e)     by Seller, if any condition set forth in Section 10.3 has not been satisfied, and such condition is incapable of being satisfied by the End Date, unless Seller is in breach of its obligations hereunder.

The Party desiring to terminate this Agreement pursuant to this Section 13.1 (other than pursuant to Section 13.1(a)) shall give notice of such termination to the other Party in accordance with Section 14.1.

13.2.     Effect of Termination. If this Agreement is terminated as permitted by Section 13.1, such termination shall be without liability of any Party (or any member, director, officer, employee, agent, consultant or representative of such Party) to the other Parties to this Agreement except as expressly provided in Section 13.4. The provisions of Sections 6.1, 7.4, 11, 13.2, 13.3, 13.4, 14.1, 14.4, 14.5, 14.6, 14.7 14.8, 14.9 and 14.10 shall survive any termination hereof pursuant to Section 13.1.

13.3.     Expenses. Except as otherwise set forth expressly herein, all costs and expenses incurred in connection with this Agreement or the Transactions shall be paid by the Party incurring such cost or expense.

13.4.     Exclusive Remedies. Except as set forth in Section 12, effective as of Closing, Parent and Purchaser waive irrevocably any rights and claims Purchaser or Parent may have against Seller, whether in Law or in equity, relating to: (a) any breach of a representation, warranty, covenant or agreement contained herein and occurring on or prior to the Closing; or (b) the Purchased Equity Interests or the Business. If this Agreement is terminated pursuant to Section 13.1, the provisions of this Section 13.4 set forth the sole and exclusive remedies of the Parties. If this Agreement is terminated by Seller pursuant to either (y) Section 13.1(e), or (z) Section 13.1(b) (provided that any of the conditions of Section 10.3 have not been satisfied), then Seller shall have and retain any and all claims, rights, remedies, prayers for damages and causes of action, whether arising in Law or in equity, arising from or related to any breach of this Agreement by Purchaser, including the right to specific performance. If this Agreement is terminated by Purchaser pursuant to either (y) Section 13.1(d) (provided that any of the conditions of Sections 10.2(a) or 10.2(b) have not been satisfied) or (z) Section 13.1(b) (provided that any of the conditions of Sections 10.2(a) or 10.2(b) have not been satisfied), Purchaser shall be entitled to recover from Seller (and any damages claim asserted by Purchaser shall not exceed) its reasonable, documented, actual, out-of-pocket expenses incurred in connection with the Transactions.

14.     Miscellaneous.

14.1.     Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be given,

if to Purchaser, Parent or the Company (after to Closing), to:

c/o Redrock Partners, LLC

2415 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attn: Dean A. Riesen

with a copy to (which shall not constitute notice):

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402-1425

Attn: John R. Houston

Fax: 612-492-7077

if to Seller or the Company (prior to Closing), to:

Ignite Restaurant Group

9900 Westpark Drive Suite 300

Houston, Texas 77063

Attn: Michael Dixon

with copies to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

Attention: Sarah R. Borders

Fax: 404-572-5131

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

14.2.     Waivers. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative.

14.3.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Parties.

14.4.     Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the principles of conflicts of Law that would provide for application of another Law.

14.5.     Jurisdiction. The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may be brought in any court having subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 14.1 shall be deemed effective service of process on such Party.

14.6.     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

14.7.     No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

14.8.     Entire Agreement; Amendments; Counterparts. This Agreement (including the Schedules and Exhibit hereto) and the Confidentiality Agreement set forth the entire agreement among the Parties with respect to the subject matter hereof and may be amended only by a writing executed by Purchaser, Parent, the Company and Seller. This Agreement may be executed in counterparts, each of which when taken together shall constitute an original. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

14.9.     Headings, Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provisions of this Agreement.

14.10.     Disclosure Schedules. The Parties acknowledge and agree that: (i) the schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Purchaser and Parent; and (ii) the disclosure by Seller or the Company of any matter in the schedules shall not be deemed to constitute an acknowledgment by Seller or the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. If any schedule discloses an item or information, the matter shall be deemed to have been disclosed in all other schedules, notwithstanding the omission of an appropriate cross-reference to such other schedules.

14.11.     Specific Performance. The Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, except as set forth in Section 12, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER:

REDROCK PARTNERS, LLC

By:   /s/ Dean A. Riesen

Name:  Dean A. Riesen

Title     Managing Member

PARENT:

RIMROCK PARTNERS, LLC

By:   /s/ Dean A. Riesen

Name:  Dean A. Riesen

Title     Managing Member

[Signature page to Equity Purchase Agreement]

SELLER:

IGNITE RESTAURANT GROUP, INC.

By:   /s/ Michael J. Dixon

Name:  Michael J. Dixon

Title     President

COMPANY:

MAC PARENT LLC

By:   /s/ Michael J. Dixon

Name:  Michael J. Dixon

Title     President

[Signature page to Equity Purchase Agreement]